EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

LEGAL NAME                                      JURISDICTION OF ORGANIZATION

Transgenomic, Ltd.                                     United Kingdom
Transgenomic Japan, Inc.                                  Delaware
Annovis, Inc.                                             Delaware
Cruachem, Ltd.                                            Scotland
Transgenomic St. Thomas, Inc.                        U.S. Virgin Islands

                                        1